Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 8, 2016	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2016 THIRD QUARTER FINANCIAL RESULTS
EDEN PRAIRIE, MN. August 8, 2016 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal 2016 third quarter ended July 2, 2016.
➢ Revenue of $158 million, an increase of 18% compared to the prior yea
➢ GAAP EPS of $0.46 including a $0.32 negative impact from acquisition-related expenses, restructuring expenses and a higher share count
➢ Test Services record revenue of over $20 million, with continued strong orders
➢ Market demand remains strong with record Test opportunity pipeline at $978 million

“We are pleased with our third quarter results as revenue grew 18 percent to a record $158 million, and earnings were up 8 percent to $0.78 per share, excluding one-time restructuring, acquisition and financing-related costs," said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “The revenue growth is a direct result of improved custom project execution in the quarter, which we expect to continue to improve going forward. While orders for the quarter were down, primarily due to the timing of certain large custom orders, overall in our Test business, order activity was solid and the Test opportunity pipeline reached a new record level of $978 million.”

Dr. Graves continued, “Test Services delivered another strong quarter, with revenue of over $20 million, along with strong orders growth, reaching $27 million in orders for the quarter, representing the fourth consecutive quarter of double-digit orders’ growth. This strong orders growth is a direct result of our ‘lab assessment’ initiative, which is helping us build deeper client relationships as we offer upgrades and services to improve the precision, productivity and reliability across our rapidly increasing installed base of test equipment around the world. The Sensors business experienced a relatively soft quarter, with a decrease in orders which was mostly the result of timing of blanket orders last year that were not repeated in this quarter. Excluding these blanket orders, Sensors orders were relatively flat, driven by continued softness in the global industrial economies that was offset by new design wins.

“As we previously announced, we closed the acquisition of PCB Group on July 5, 2016. We are truly excited to have PCB as part of the MTS Systems family. While the acquisition did have a slight impact on this quarter’s results from a dilution perspective, given the timing of our equity offering late in the quarter, we did not officially close the deal and the accompanying debt financing until the start of our fiscal fourth quarter. Moving forward, the integration of PCB with the MTS Sensors business is a key focus for us and is progressing as planned. We believe our synergy assumptions have been validated and we expect to achieve our projected revenue and cost savings goals,” Dr. Graves stated.

MTS News Release

Third Quarter Results
Revenue was $157.7 million, up$23.8 million or 17.8 percent, compared to the same quarter in the prior year. The increase was driven by the Test segment which increased 21.9 percent from strong project execution and backlog conversion. Operating income was $9.7 million, a decrease of $5.7 million, or 37.2 percent. The decrease primarily resulted from $6.2 million of acquisition-related and restructuring expenses. Excluding those charges, operating income was relatively flat as higher gross margin from increased volume was largely offset by higher operating costs.
Diluted earnings per share (EPS) on a GAAP basis were $0.46 compared to $0.72 in the same quarter in the prior year. The decline was primarily driven by negative impacts of $0.22 from acquisition-related expenses, $0.06 from restructuring expenses and $0.04 from the higher share count as a result of the equity issuances in the quarter. Excluding these items, diluted earnings per share would have been $0.78. See “Non-GAAP Financial Measures” below for further information.
Orders were $125.5 million, down $28.5 million, or 18.5 percent compared to the same quarter in the prior year. Both business segments experienced decreased orders in the quarter. Test orders were $100.9 million, down 20.8 percent. The decrease was driven by the timing of certain custom orders. Large custom orders (>$5 million) decreased by $21.2 million compared to the prior year. There were no large Test orders in the quarter compared to two large Test orders totaling $21.2 million in the same period last year. Sensors orders decreased 7.3 percent primarily relating to the timing of larger blanket orders, excluding these orders Sensors orders were relatively flat compared to the prior year. Backlog at the end of the quarter was $351.6 million, up 2.5 percent compared to the prior year.

Outlook
Dr. Graves added, “We are encouraged by the improved results of the Test business and believe the steps we have taken to enhance project execution and backlog conversion will continue to progress moving forward. While overall orders were down in the quarter, we continue to experience a high level of quoting and order activity, a high level of backlog and a record Test opportunity pipeline.

“The closing of the PCB acquisition supports our strategic priorities of investing in markets with the opportunity to achieve sustainable double-digit top and bottom line growth, strengthening our global footprint and focusing on areas that generate strong free cash flow. We are truly excited about what our combined product offerings will mean for delivering enhanced products and services to our customers, and value to our shareholders,” Dr. Graves said.

“As we previously stated, for fiscal 2016, the transaction will have a negative impact on our GAAP EPS, primarily resulting from non-recurring transaction-related expenses, interest costs, transaction- related amortization and a higher share count resulting from the equity financing, partially offset by the additional revenue and earnings gained from PCB. Moving forward, we will only be providing guidance based on the combined company. We expect fiscal 2016 revenue to be between $630 million and $640 million and GAAP EPS to be in the range of $1.35 - $1.50 per share. This is fully inclusive of the impact from PCB and all acquisition-related and restructuring expenses. Restructuring actions for the fiscal year are complete and the costs were approximately $1 million. Acquisition-related expenses are less than we had originally anticipated and are now expected to be between $16 million and $18 million for the full year. In the fourth quarter, we expect to incur additional transaction-related amortization expense of approximately $3 million and net interest expense is expected to be approximately $7 million,” noted Dr. Graves.

Dr. Graves concluded, “We delivered a much improved quarter and believe with our continued enhancements to our Test workflow, coupled with the addition of PCB and the resulting synergies, MTS is well positioned to capitalize on the demand around the world for our unique Test and Measurement technologies, products and services.”

MTS News Release

Non-GAAP Financial Measures
We believe that disclosing diluted earnings per share excluding the impact from acquisition-related expenses, restructuring expenses and the higher share count is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Diluted earnings per share excluding these items is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the acquisition-related and restructuring expenses to net income and dividing the result by the diluted weighted average shares outstanding. We also reduced the weighted average shares for the portion that was attributable to the equity issuance and calculated the impact of the additional shares by dividing the revised net income by the revised weighted average shares and subtracting the calculated impact from the acquisition-related and restructuring expenses. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of this measure to the most directly comparable GAAP financial measure are included in Exhibits B and C to this release.

Third Quarter Conference Call
A conference call will be held on August 9, 2016, at 10:00 a.m. ET (9:00 a.m. CT). Call toll free +1-866-249-6463 (international toll +1-480-293-0665) and reference the conference pass code “7507489”. Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, August 16, 2016. Call toll free +1-888-203-1112 (international toll +1-719-457-0820) and reference the conference pass code “7507489”.
A transcript of the call can also be accessed from the MTS website at http://investor.mts.com. It will be available on August 10, 2016.

About MTS Systems Corporation
MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.
This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the expected benefits of the PCB acquisition and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, as well as the following risks related to the PCB acquisition: (1) problems that may arise in integrating the businesses of the two companies and that the integration may not be successful; (2) the combined company may be unable to achieve the anticipated synergies or those benefits may take longer to realize than expected; (3) the businesses of one or both companies may suffer as a result of uncertainties surrounding the transaction including disruption of relationships with customers, employees or suppliers; (4) increased competition and its effect on pricing; and (5) other risks beyond the control of either party. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to

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update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

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MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015

Revenue	$157,700	$133,912	$435,299	$420,451
Cost of sales	99,587	80,703	279,531	253,869
Gross profit	58,113	53,209	155,768	166,582
Gross margin	36.9%	39.7%	35.8%	39.6%

Operating expenses
Selling, general and administrative	42,226	31,961	110,863	100,515
Research and development	6,198	5,821	17,244	17,074
Total operating expenses	48,424	37,782	128,107	117,589

Income from operations	9,689	15,427	27,661	48,993
Operating margin	6.1%	11.5%	6.4%	11.7%

Interest income (expense), net	(375)	(155)	(833)	(595)
Other income (expense), net	668	(126)	465	(1,492)

Income before income taxes	9,982	15,146	27,293	46,906
Provision for income taxes	2,832	4,363	5,371	10,631
Net income	$7,150	$10,783	$21,922	$36,275

Earnings per share
Basic
Earnings per share	$0.46	$0.72	$1.46	$2.42
Weighted average common shares outstanding	15,514	14,905	15,044	15,000

Diluted
Earnings per share	$0.46	$0.72	$1.45	$2.39
Weighted average common shares outstanding	15,660	15,070	15,169	15,165

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	July 2,	October 3,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$172,713	$51,768
Restricted cash	43,500	—
Accounts receivable, net	83,736	89,829
Unbilled accounts receivable	90,785	77,519
Inventories	93,034	86,303
Other current assets	32,690	22,294
Total current assets	516,458	327,713

Property and equipment, net	82,921	80,454

Goodwill	26,530	27,677
Intangible assets, net	20,646	19,706
Other assets	6,333	5,281
Total assets	$652,888	$460,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	—	$21,183
Current maturities of long-term debt, net	8,290	—
Accounts payable	37,746	32,994
Advance payments from customers	89,163	65,734
Other accrued liabilities	64,350	56,741
Total current liabilities	199,549	176,652

Long-term debt, less current maturities	18,143	—
Other long-term liabilities	29,084	26,037
Total liabilities	246,776	202,689

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
16,660 and 14,932 shares issued and outstanding as
of July 2, 2016 and October 3, 2015, respectively	4,165	3,733
Additional paid-in capital	153,050	4,275
Retained earnings	256,021	255,711
Accumulated other comprehensive income (loss)	(7,124)	(5,577)
Total shareholders' equity	406,112	258,142
Total liabilities and shareholders' equity	$652,888	$460,831

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Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	July 2,	June 27,
Test Segment	2016	2015	% Variance

Orders	$100,904	$127,431	(21)%

Revenue	$133,512	$109,484	22%
Cost of sales	87,788	69,688	26%
Gross profit	45,724	39,796	15%
Gross margin	34.2%	36.3%

Operating expenses	35,041	29,657	18%

Income from operations	$10,683	$10,139	5%

Sensors Segment

Orders	$24,576	$26,519	(7)%

Revenue	$24,188	$24,428	(1)%
Cost of sales	11,799	11,015	7%
Gross profit	12,389	13,413	(8)%
Gross margin	51.2%	54.9%

Operating expenses	13,383	8,125	65%

Income (loss) from operations	$(994)	$5,288	(119)%

Total Company

Orders	$125,480	$153,950	(18)%

Revenue	$157,700	$133,912	18%
Cost of sales	99,587	80,703	23%
Gross profit	58,113	53,209	9%
Gross margin	36.9%	39.7%

Operating expenses	48,424	37,782	28%

Income from operations	$9,689	$15,427	(37)%

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Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Acquisition-Related,
Restructuring Expenses and Higher Share Count to GAAP Measure
(unaudited - in thousands, except per share data)

	Three Months Ended
	July 2, 2016
	Pre-Tax	Tax	Net
Net income	$9,982	$2,832	$7,150
Acquisition-related expenses[1]	4,966	1,464	3,502
Restructuring expenses[2]	1,237	372	865
Adjusted net income[3]	$16,185	$4,668	$11,517

Weighted average diluted common shares outstanding			15,660
Weighted average diluted common shares outstanding– equity issuances			(824)
Adjusted weighted average diluted common shares outstanding[3]			14,836

Diluted earnings per share	$0.64	$0.18	$0.46
Diluted earnings per share - Impact of acquisition-related expenses	0.31	0.09	0.22
Diluted earnings per share - Impact of restructuring expenses	0.08	0.02	0.06
Diluted earnings per share - Impact of equity issuances	0.06	0.02	0.04
Adjusted diluted earnings per share[3]	$1.09	$0.31	$0.78

1 In determining the tax impact of acquisition-related expenses, we applied the U.S. statutory rate to the estimated deductible portion of acquisition-related expenses.
2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.
[3] Denotes Non-GAAP financial measure.

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Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Acquisition-Related,
Restructuring Expenses and Higher Share Count to GAAP Measure
(unaudited - in thousands, except per share data)

	Nine Months Ended
	July 2, 2016
	Pre-Tax	Tax	Net
Net income	$27,293	$5,371	$21,922
Acquisition-related expenses[1]	6,317	1,850	4,467
Restructuring expenses[2]	1,237	372	865
Adjusted net income[3]	$34,847	$7,593	$27,254

Weighted average diluted common shares outstanding			15,169
Weighted average diluted common shares outstanding– equity issuances			(275)
Adjusted weighted average diluted common shares outstanding[3]			14,894

Diluted earnings per share	$1.80	$0.35	$1.45
Diluted earnings per share - Impact of acquisition-related expenses	0.41	0.12	0.29
Diluted earnings per share - Impact of restructuring expenses	0.08	0.02	0.06
Diluted earnings per share - Impact of equity issuances	0.05	0.02	0.03
Adjusted diluted earnings per share[3]	$2.34	$0.51	$1.83

1 In determining the tax impact of acquisition-related expenses, we applied the U.S. statutory rate to the estimated deductible portion of acquisition-related expenses.
2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.
[3] Denotes Non-GAAP financial measure.